June 3, 2011

SECURITIES AND EXCHANGE COMMISSION

Division of Corporation Finance

100 F Street, N.E., Mail Stop 7010

Washington, D.C. 20549

Re:  Studio II Brands, Inc (the "Company")

We have read the statements made by Studio II Brands, Inc. which were provided to us and which we understand will be filed with the Securities and Exchange Commission pursuant to Item 4.01 of its Form 8-K, regarding the change in certifying accountant. We agree with the statements concerning our firm in such Current Report on Form 8-K. We have no basis to agree or disagree with other statements made under Item 4.01.

We hereby consent to the filing of the letter as an exhibit to the foregoing report on Form 8-K.

Yours very truly,

/s/ Lake & Associates, CPA’s LLC

Lake & Associates, CPA’s LLC

Schaumburg, IL

1905 Wright Boulevard

Schaumburg, IL 60193

Phone: 847-524-0800

 Fax: 847-524-1655